EXHIBIT 5.1

OPINION AND CONSENT OF COUNSEL
LEGAL OPINION OF THE NORMAN LAW FIRM PLLC

THE NORMAN LAW FIRM PLLC
8720 Georgia Avenue, Suite 906, SILVER SPRING, MD 20910

TELEPHONE (301) 588−4888 FACSIMILE (301) 588−4887

August 5, 2011

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20054

Re: Sillenger Exploration Corp.—Form S−8 Registration Statement; Opinion of Counsel

Dear Members of the Board:

You have requested our opinion with respect to certain matters in connection with Sillenger Exploration Corp.’s (the "Company") filing of a registration statement on Form S−8 (the "Registration Statement") with the Securities and Exchange Commission relating to the registration for offer and sale of a total of 8,000,000 shares of the Company's common stock, $.001 par value (the "Shares"), pursuant to the Company’s 2011 Stock and Option Plan (the "Plan").

In rendering this opinion, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including (i) the Registration Statement, (ii) the Articles of Incorporation, as amended, (iii) the Bylaws of the Company and (iv) the Plan. In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold as described in the Registration Statement and in accordance with the Plan and the applicable agreements thereunder (including the receipt by the Company of full payment therefore), will be legally issued, fully paid and non−assessable.

Our opinion is limited to the Nevada Revised Statutes and federal securities laws of the United States of America and we express no opinion as to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. This opinion is limited to the matters stated herein. This letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this letter.

We consent to the use of our opinion as an exhibit to the Form S−8 Registration Statement and to the reference to this firm in any prospectus which is incorporated by reference into and made a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Elton F. Norman, Esquire
The Norman Law Firm PLLC